The integration and joint share transfer described in this press release involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

May 31, 2013
To whom it may concern:

Company:	Tokyu Land Corporation
Representative:	Kiyoshi Kanazashi, President & Representative Director
(Code No: 8815 First Section of the Tokyo Stock Exchange)
Inquiries:	Shouhei Kimura, Executive Officer, Division Manager, Accounting and Finance Division
TEL (03) 5458-0648

Company:	Tokyu Community Corp.
Representative:	Motonori Nakamura, President & Representative Director
(Code No: 4711 First Section of the Tokyo Stock Exchange)
Inquiries:	Minoru Furukawa, Senior Executive Managing Officer and Managing Director
TEL (03) 5717-1551

Company:	Tokyu Livable, Inc.
Representative:	Yoshihiro Nakajiima, President & Representative Director
(Code No: 8879 First Section of the Tokyo Stock Exchange)
Inquiries:	Kazuo Konno, Managing Officer, Business Operations Department
TEL (03) 3463-3713

Correction: Business Integration of Tokyu Land Corporation, Tokyu Community Corp. and
Tokyu Livable, Inc. through the Establishment of a Holding Company

As “Regarding Business Integration of Tokyu Land Corporation, Tokyu Community Corp. and Tokyu Livable, Inc. through the Establishment of a Holding Company” issued on May 10, 2013 contains some portions that require corrections, we hereby provide notice to the following effect.

Details of Corrections (corrected portions are underlined. Portions containing no corrections are omitted)

1.	“1. Background and Purpose of Management Integration through the Share Transfer, (1) Background”

<Prior to correction>

approximately 18,000 employees

<After correction>

approximately 17,000 employees

2.	“3. Basis for Calculation of Allotment for the Share Transfer, (1) Basis for calculation” (chart presenting the results of Nomura Securities Co., Ltd.’s calculation of the share transfer ratio)

<Prior to correction>

	Calculation Method	Tokyu Community	Tokyu Livable
(i)	Average Market Price Analysis	4.45～4.87	2.04～2.15
(ii)	Comparable Companies Analysis	3.30～3.84	1.14～1.55
(iii)	DCF	2.70～9.62	1.46～2.87

<After correction>

	Calculation Method	Tokyu Community	Tokyu Livable
(i)	Average Market Price Analysis	4.45～4.87	2.04～2.15
(ii)	Comparable Companies Analysis	2.56～2.86	1.18～1.55
(iii)	DCF	2.67～9.57	1.46～2.88

(Note) Correction 2. set forth above is due to the fact that Nomura Securities Co., Ltd. subsequently provided Tokyu Land Corporation with a corrected version of the share calculation documentation originally provided by Nomura Securities Co., Ltd. Please note that there has not been any change to the share transfer ratio agreed among Tokyu Land Corporation, Tokyu Community Corp. and Tokyu Livable, Inc.

3.	“4. Overview of Parties to the Share Transfer (as of March 31, 2013)”

<Prior to correction>

(9)	Total number of employees on a consolidated basis	17,837 (Includes Tokyu Community and Tokyu Livable employees)	7,424	2,600

<After correction>

(9)	Total number of employees on a consolidated basis	17,106 (Includes Tokyu Community and Tokyu Livable employees)	6,693	2,600

End of Document

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect the Companies’ plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the Companies and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.